                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                            QUARTERDECK CORPORATION
                                       AT
                              $0.52 NET PER SHARE
                                       BY

                          OAK ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF

                              SYMANTEC CORPORATION
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON MONDAY, NOVEMBER 16, 1998, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE (THE "COMPANY COMMON STOCK") OF QUARTERDECK CORPORATION (THE "COMPANY"), INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS ISSUED PURSUANT TO THE RIGHTS AGREEMENT DATED AUGUST 11, 1992, AS AMENDED, BETWEEN THE COMPANY AND AMERICAN STOCK TRANSFER & TRUST AS RIGHTS AGENT (THE "RIGHTS" AND, TOGETHER WITH THE COMPANY COMMON STOCK, THE "SHARES") THAT SHALL CONSTITUTE AT LEAST A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (AS DEFINED HEREIN) AND (2) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED UPON CONSUMMATION OF THE OFFER BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND THE REGULATIONS THEREUNDER, AS WELL AS THE OTHER CONDITIONS DESCRIBED HEREIN.

    THE BOARD OF DIRECTORS OF QUARTERDECK CORPORATION HAS DETERMINED UNANIMOUSLY THAT EACH OF THE OFFER (AS DEFINED HEREIN) AND THE MERGER (AS DEFINED HEREIN) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF QUARTERDECK CORPORATION AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    BROADVIEW INTERNATIONAL LLC ("BROADVIEW"), FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ITS WRITTEN OPINION TO THE EFFECT THAT, AS OF OCTOBER 15, 1998, THE DATE OF THE MERGER AGREEMENT (AS DEFINED BELOW) AND SUBJECT TO THE VARIOUS ASSUMPTIONS AND LIMITATIONS STATED THEREIN, THE $0.52 IN CASH TO BE RECEIVED BY THE HOLDERS OF SHARES IN THE OFFER AND THE MERGER IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW. THE FULL TEXT OF THE WRITTEN OPINION OF BROADVIEW CONTAINING THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE SCOPE OF THE REVIEW UNDERTAKEN IN RENDERING SUCH OPINION AS WELL AS THE LIMITATIONS OF SUCH OPINION IS INCLUDED WITH THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY CONCURRENTLY HEREWITH.

                                   IMPORTANT

    Any stockholder of the Company desiring to tender all or any portion of such stockholder's Shares should either: (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares (and, if separate, the certificates representing the Rights) and any other required documents to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such shares.

    A stockholder who desires to tender Shares and cannot deliver such Shares and all other required documents to the Depositary by the expiration of the Offer, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery procedure set forth in Section 3 of this Offer to Purchase.

    Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                      The Dealer Manager for the Offer is:

                          DONALDSON, LUFKIN & JENRETTE

October 19, 1998

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
INTRODUCTION.....................................................    1
 1.  Terms of the Offer; Expiration Date.........................    4
 2.  Acceptance for Payment and Payment for Shares...............    5
 3.  Procedures for Accepting the Offer and Tendering Shares.....    6
 4.  Withdrawal Rights...........................................    8
 5.  Certain Federal Income Tax Consequences.....................    9
 6.  Price Range of Shares.......................................   10
 7.  Certain Information Concerning the Company..................   10
 8.  Certain Information Concerning Purchaser and Symantec.......   12
 9.  Source and Amount of Funds..................................   13
10.  Background of the Offer; Contacts with the Company; the
     Transaction Documents.......................................   14
11.  Purpose of the Offer; Plans for the Company After the Offer
     and the Merger; Stockholder Approval and Appraisal..........   24
12.  Dividends and Distributions.................................   26
13.  Effect of the Offer on the Market for the Shares, Quotation
     and Exchange Act Registration...............................   26
14.  Extension of Tender Period; Termination; Amendment..........   27
15.  Certain Conditions of the Offer.............................   27
16.  Certain Legal Matters and Regulatory Approvals..............   29
17.  Fees and Expenses...........................................   31
18.  Miscellaneous...............................................   32

     Schedule I -- Directors and Executive Officers of Purchaser and Symantec

To the Holders of Common Stock
(including the Associated Preferred Stock Purchase Rights) of QUARTERDECK CORPORATION:

                                  INTRODUCTION

     The Offer. Oak Acquisition Corporation ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Symantec Corporation ("Symantec"), a Delaware corporation, hereby offers to purchase all outstanding shares of Common Stock, par value $0.001 per share (the "Company Common Stock"), of Quarterdeck Corporation (the "Company"), a Delaware corporation, including the associated Preferred Stock purchase rights (the "Rights" and, together with the Company Common Stock, the "Shares") issued pursuant to the Rights Agreement dated August 11, 1992, as amended, between the Company and American Stock Transfer & Trust, as Rights Agent at a price of $0.52 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), subject to reduction for any applicable federal backup or other withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase ("Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal" which, together with the Offer to Purchase, and any amendments or supplements thereto, constitute the "Offer").

     Fees and Expenses. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. Purchaser will pay all charges and expenses of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), State Street Bank and Trust Company (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See "Section 17. Fees and Expenses."

     THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED UNANIMOUSLY THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE OF 1934, AS AMENDED (THE "EXCHANGE ACT").

     Fairness Option. Broadview International LLC, the Company's financial advisor ("Broadview"), has delivered to the Company Board its written opinion dated October 15, 1998 to the effect that, as of the date of such opinion, and subject to the various assumptions and limitations stated therein, the consideration to be received by holders of Common Stock pursuant to the Offer and related Merger (as defined below) is fair to the stockholders of the Company from a financial point of view. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to stockholders of the Company herewith, and stockholders are urged to read the opinion in its entirety.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH SHALL CONSTITUTE AT LEAST A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (AFTER GIVING EFFECT TO THE EXERCISE OR CONVERSION OF ALL OPTIONS, RIGHTS AND SECURITIES EXERCISABLE OR CONVERTIBLE INTO SHARES, BUT ONLY TO THE EXTENT THAT ANY SUCH OPTIONS, RIGHTS OR SECURITIES ARE EXERCISABLE OR CONVERTIBLE INTO SUCH

SHARES AT A PER SHARE PRICE LESS THAN $0.52) (THE "MINIMUM CONDITION"), AND (2) THE EXPIRATION OR TERMINATION OF ANY WAITING PERIODS IMPOSED UPON CONSUMMATION OF THE OFFER BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AS WELL AS THE OTHER CONDITIONS DESCRIBED HEREIN. SEE
SECTION 15 WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

     Shares, Warrants and Options Outstanding. The Company has advised Purchaser that as of October 15, 1998, 73,531,703 Shares were issued and outstanding, and 4,248 shares of Series C Convertible Preferred Stock were issued and outstanding (including 1,379 shares issuable upon exercise of outstanding warrants to purchase Company Preferred Stock). The Company has advised Purchaser that, as of October 15, 1998, the outstanding shares of Company's Series C Convertible Preferred Stock, together with all shares of such Preferred Stock issuable upon exercise of outstanding warrants, are convertible into 16,030,188 Shares. The Company has advised Purchaser that as of October 15, 1998, the Company has duly reserved a total of 7,335,227 Shares for issuance upon exercise of outstanding Options granted pursuant to the Company's 1990 Directors Stock Options Plan, its Amended and Restated 1990 Stock Plan, its 1996 Acquisition Stock Option Plan (the "Stock Option Plans") or outside of such Stock Option Plans, of which options to purchase 2,882,988 shares have an exercise price of not in excess of $0.52. Based on the foregoing and assuming all such options and warrants are exercised, Purchaser believes that approximately 46,222,440 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied. See "Section 1. Terms of the Offer; Expiration Date."

     Merger Agreement. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 15, 1998 (the "Merger Agreement"), among Purchaser, Symantec and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the Delaware General Corporation Law ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the surviving corporation (the "Surviving Corporation") will become a wholly owned subsidiary of Symantec. As of the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company or by any subsidiary of the Company, or owned by Purchaser, Symantec or any other subsidiary of Symantec and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded appraisal for such Shares in accordance with Delaware Law) will be canceled and converted automatically into the right to receive $0.52 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). As of the Effective Time, each issued and outstanding share of any class or series of preferred stock issued by the Company (the "Company Preferred Stock"), other than shares held by stockholders who demand appraisal therefor in accordance with Delaware Law, will be converted automatically into the right to receive in cash, without interest, the product obtained by multiplying the Merger Consideration by the number of shares of Company Common Stock into which such share of Company Preferred Stock is convertible at the Effective Time under the Company's Certificate of Incorporation. The Merger Agreement is more fully described in Section 10.

     Board Representation. The Merger Agreement provides that, effective upon the purchase by Purchaser of any Shares, Purchaser shall be entitled to designate the number of members, rounded up to the next whole number, of the Company's Board of Directors that equals the product of the total number of members on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this paragraph) multiplied by the percentage that the number of shares of Company Common Stock accepted for payment by Purchaser bears to the total number of Shares outstanding, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In the Merger Agreement, the Company has agreed to take all actions necessary to cause Symantec's designees to be elected or appointed to the Company's Board of Directors, including increasing the number of directors and seeking and accepting resignations of incumbent directors.

     The Merger. The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger by the requisite vote of the stockholders of the Company, if such vote is required under Delaware Law. See "Section 10. Background of the Offer; Contracts with the Company; the Transaction Documents." Except as described below, under the Company's Certificate of Incorporation and Delaware Law, the affirmative vote of the holders of at least a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and approve the Merger, without a vote of the Company's stockholders. If Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. Subject to satisfaction of the conditions to the Merger, Purchaser, Symantec and the Company have agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to use all reasonable efforts to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in an expeditious manner, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and the Certificate of Merger and the License Agreement (the "License Agreement") dated October 15, 1998 between the Company and Symantec (together, the "Ancillary Agreements"). See "Section 10. Background of the Offer; Contacts with the Company; the Transaction Documents."

     License Agreement. Concurrently with the execution of the Merger Agreement, the Company entered into the License Agreement. Pursuant to the License Agreement, the Company granted to Symantec a non-exclusive development license and a non-exclusive distribution license to the Company's CleanSweep(TM) product and related technology in consideration for the payment by Symantec of certain royalties. Upon execution of the License Agreement, the Company deposited in escrow the source code for its CleanSweep product and related technology to be released to Symantec upon commencement of the distribution license. The distribution license will not commence until the earlier of consummation of the Offer or the occurrence of certain events that would obligate the Company to pay Symantec a break-up fee under the Merger Agreement. See "Section 10. Background of the Offer; Contracts with the Company; the Transaction Documents -- The License Agreement."

     Stockholder Agreements. Also concurrently with the execution of the Merger Agreement, Symantec entered into stockholder agreements (the "Stockholder Agreements") with each member of the Company's Board of Directors and its executive officers who are not directors. Pursuant to the Stockholder Agreements, such directors and executive officers have agreed, among other things, to tender, in accordance with the terms of the Offer, all of the Shares beneficially owned by them. In the aggregate, these stockholders beneficially own 2,707,049 Shares, including 316,004 Shares issued and outstanding or 0.43% of the total Shares issued and outstanding, and 1,500,000 Options to purchase Shares with an exercise price of less than $0.52 per share, which, when combined with those Shares beneficially owned that are issued and outstanding, comprise approximately 2.0% of the outstanding Shares on a fully diluted basis (i.e., treating all options having an exercise price of less than $0.52 per share as if exercised) as of October 15, 1998. See "Section 10. Background of the Offer; Contracts with the Company; the Transaction Documents -- The Stockholder Agreements."

     The Securities and Exchange Commission (the "Commission") has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction. Purchaser believes that Rule 13e-3 will not be applicable to the Offer or the Merger. However, no assurances can be given that the Commission will not take the position that Rule 13e-3 is applicable to the Offer or the Merger.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not withdrawn as permitted by Section 4 as soon as practicable after the Expiration Date. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, November 16, 1998, unless the period during which the Offer is open shall have been extended pursuant and subject to the terms and conditions of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended, shall expire.

     Subject to the applicable rules and regulations of the Commission, Purchaser also expressly reserves the right unilaterally to waive any conditions to the Offer (other than, without the Company's prior written consent, the Minimum Condition), to increase the price per share payable in the Offer, to extend the duration of the Offer, or to make any other changes in the terms and conditions of the Offer (subject to the limitations described below), by giving oral or written notice of such waiver, increase, extension or amendment to the Depositary and by making a public announcement thereof. However, the Merger Agreement provides that Purchaser will not decrease the price per Share payable in to the Offer, reduce the maximum number of Shares to be purchased in the Offer, impose conditions to the Offer in addition to those set forth in Section 15 hereof, change the form of consideration payable in the Offer, or amend any other material terms of the Offer in a manner materially adverse to the Company's stockholders. In addition, at the Expiration Date (as the same may be extended pursuant to this sentence), if any condition (other than the Minimum Condition) shall not have been satisfied which could reasonably be expected to be satisfied within the next succeeding ten business days, then the Offer shall be extended an additional ten business days (but in no event beyond the date 45 days after the date on which the Offer shall have been first commenced). Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and that Purchaser may not delay acceptance for payment of, or payment for (except as provided in this paragraph), any Shares upon the occurrence of any of the conditions specified in "Section 15. Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. See "Section 14. Extension of Tender Period; Termination; Amendment."

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer (whether or not such Shares were tendered prior to such increase in consideration) and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn promptly after the Expiration Date.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry") of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     On October 19, 1998, Symantec filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Pre-merger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, it is anticipated that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time on November 3, 1998. Prior to the expiration or termination of such waiting period, the FTC or the Antitrust Division may extend such waiting period by requesting additional information from Symantec with respect to the Offer. If such a request is made, the waiting period will expire at 11:59 P.M., New York City time, on the tenth calendar day after the additional information is supplied by Symantec or the request is otherwise complied with. Thereafter, the waiting period may only be extended by court order. Upon request, the waiting period under the HSR Act may be terminated prior to its expiration by the FTC and the Antitrust Division. Symantec has requested early termination of the waiting period, although there can be no assurance that this request will be granted. See "Section 16. Certain Legal Matters and Regulatory Approvals."

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered or accepted for payment, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Symantec or any direct or indirect wholly owned subsidiary of Symantec, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tender of Shares. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry tender of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) the Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Certificates surrendered, the tendered Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Certificates, with the signatures on the Certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three National Association of Securities Dealers Automated Quotation System ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram, telex or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Symantec, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other shares or other securities issued or issuable in respect of such Shares on or after October 19,
1998). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser deposits the payment for such Shares with the Depositary. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares (and such other Shares and securities) for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such

Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer as well as the tendering stockholder's representation and warranty that (i) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (a) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and (b) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Backup Federal Income Tax Withholding.

     UNDER THE FEDERAL INCOME TAX LAWS, UNLESS AN EXCEPTION APPLIES UNDER THE APPLICABLE RULES AND REGULATIONS, THE DEPOSITORY WILL BE REQUIRED TO WITHHOLD 31% OF THE AMOUNT OF ANY PAYMENTS MADE TO STOCKHOLDERS PURSUANT TO THE OFFER. TO PREVENT SUCH BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO THE PAYMENT OF THE OFFER PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH TENDERING STOCKHOLDER GENERALLY MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE "SECTION 5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES" AND INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL. IF THE STOCKHOLDER IS A NONRESIDENT ALIEN OR FOREIGN ENTITY NOT SUBJECT TO BACK-UP WITHHOLDING, THE STOCKHOLDER MUST GIVE THE DEPOSITARY A COMPLETED FORM W-8 CERTIFICATE OF FOREIGN STATUS PRIOR TO THE RECEIPT OF ANY PAYMENTS.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer may be withdrawn by the tendering stockholder at any time prior to 12:00 Midnight, New York City time, on Monday, November 16, 1998. Thereafter, such tenders are irrevocable, except that they may be withdrawn after December 18, 1998, unless previously accepted for payment by Purchaser pursuant to the Offer. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Symantec, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion, subject to the limitations set forth herein, describes the material federal income tax consequences of the Offer and the Merger to holders of Shares who hold their Shares as capital assets and exchange their Shares for cash pursuant to the Offer or the Merger. The tax consequences to a specific stockholder may vary depending upon such stockholder's particular tax situation, and the discussion set forth below may not apply to certain categories of holders of Shares subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), such as foreign stockholders, securities dealers, broker-dealers, insurance companies, financial institutions, tax-exempt entities and stockholders who acquired their Shares pursuant to an exercise of an employee stock option or otherwise as compensation or who hold restricted stock. The discussion is based on the Code as in effect on the date of this Offer to Purchase, as well as the rules and regulations thereunder, existing administrative interpretations and court decisions currently in effect, all of which are subject to change, retroactively or prospectively, and to possible differing interpretations and does not address state, local or foreign tax laws.

     The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. If, at the time of the Offer or the Merger, the Shares then exchanged have been held for more than one year, such gain or loss will be a long-term capital gain or loss. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to a 31% backup withholding unless the stockholder provides its Taxpayer Identification Number, or unless an exemption applies.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITI-

ZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS, OR WHO HOLD RESTRICTED STOCK.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER AND THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

     6. PRICE RANGE OF SHARES. Until October 15, 1998, the Shares were listed and principally traded on the Nasdaq National Market under the symbol "QDEK" and the Shares are now traded on the OTC Bulletin Board. See Section 13 "Effect of the Offer on the Market for the Shares, Quotation and Exchange Act Registration." The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the Nasdaq National Market:

                                                         HIGH        LOW
                                                         ----        ---
Fiscal Year ended September 30, 1997:
  First Quarter........................................  $ 7 1/4     $ 3 15/16
  Second Quarter.......................................    6 5/16      2
  Third Quarter........................................    3 9/16      2 1/8
  Fourth Quarter.......................................    3 11/16     2 3/8

Fiscal Year ended September 30, 1998:
  First Quarter........................................  $ 3 1/8     $ 1 3/16
  Second Quarter.......................................    2 25/32     1 9/16
  Third Quarter........................................    3             5/8
  Fourth Quarter.......................................    1 1/32        1/4

Fiscal Year ending September 30, 1999
  First Quarter (through October 15, 1998).............  $  22/32   $    9/32

     The Company has never declared or paid cash dividends on its capital stock.

     On October 15, 1998, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer (which occurred after the close of trading on October 15, 1998), the closing price per Share as reported on the Nasdaq National Market was $0.4375. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser, Symantec, nor any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, Symantec or their respective affiliates.

     General. The Company is a Delaware corporation with its principal executive offices located at 13160 Mindanao Way, Marina del Rey, California 90292. The Company develops and markets software products that help personal computer users manage information and communications. The Company markets its products worldwide through retail distribution, corporate resellers, original equipment manufacturers, direct marketing, and the Internet, focusing in particular on customers in "low support" environments, such as small offices/home offices, small businesses and work groups, and remote/mobile users.

     The Company was incorporated in California in 1982 as Quarterdeck Office Systems. In June 1991, the Company changed its state of incorporation from California to Delaware and in February 1995 changed its name to Quarterdeck Corporation.

     Financial Information. The following summary consolidated financial information relating to the Company and its subsidiaries has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (the "Form 10-K") and the unaudited financial statements contained in the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998 and June 30, 1997 (the "10-Qs"), in each case filed by the Company with the Commission. More comprehensive financial information is included in the Form 10-K, the 10-Qs and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth at the end of this Section 7.

                            QUARTERDECK CORPORATION

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            NINE MONTHS ENDED
                                       FISCAL YEAR ENDED SEPTEMBER 30,          JUNE 30,
                                       --------------------------------    -------------------
                                         1997        1996        1995        1998       1997
                                       --------    --------    --------    --------    -------
                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net revenues.......................  $ 83,787    $133,100    $117,606    $ 42,009    $68,538
  Gross profit.......................    62,516      83,500      82,722      29,665     51,033
  Total operating expenses...........    76,569     157,586      73,023      51,524     47,898
  Operating income (loss)............   (14,053)    (74,086)      9,699     (21,859)     3,135
  Income (loss) before income
     taxes...........................   (18,268)    (74,153)     11,583     (21,398)       244
  Net income (loss)..................   (18,398)    (74,959)     11,252     (21,414)       241
  Net income (loss) per share:
     Primary.........................  $  (0.43)   $  (2.15)   $   0.32    $  (0.45)   $  0.01
     Fully diluted...................  $  (0.43)   $  (2.15)   $   0.31    $  (0.45)   $  0.01
  Shares used to compute net income
     (loss) per share:
     Primary.........................    43,168      34,894      35,557      47,490     47,644
     Fully diluted...................    43,168      34,894      36,499      47,490     47,644
BALANCE SHEET DATA:
  Working capital (deficiency).......  $  6,917    $ (4,684)   $ 29,490    $  3,050    $ 1,842
  Total assets.......................    55,881      76,781      76,699      26,832     56,008
  Long-term obligations..............    25,114      25,108         164      25,057     25,067
  Stockholders' equity...............     1,173       4,425      44,270     (15,546)     5,345

     Certain Company Estimates. During the course of discussions between Symantec and the Company that led to execution of the Merger Agreement, the Company provided Symantec with certain preliminary estimates of the Company's future performance that are not available to the public. The information provided included summary preliminary estimates of the Company's income statement for the quarter ending September 30, 1998 and for each of the four quarters thereafter during the Company's 1999 fiscal year (from October 1, 1998 through September 30, 1999). These preliminary estimates forecast net revenues of $11.2 million for the quarter ending on September 30, 1998 (compared to $8.0 million for the prior quarter) with net revenues then generally rising over the next four quarters to $12.3 million for the last of the four quarters. These preliminary estimates forecast that gross profit would grow from $8.3 million to $9.4 million per quarter over the five-quarter period, with total operating expenses remaining relatively constant (ranging from $7.9 million to $8.1 million). Therefore, total operating income was preliminarily estimated to rise over the five-quarter period from $230,000 (before interest expense and taxes) for the quarter ending September 30, 1998 to $1.3 million for the quarter ending September 30, 1999. The Company's actual results for the first of such quarters (the quarter and fiscal year ended September 30, 1998) have not yet been released and are not yet finalized or available, but net revenues and total operating income are not expected by the Company to differ substantially from the preliminary estimates reflected above. The foregoing preliminary estimates constitute forward-looking statements subject to material risks and uncertainties that could cause actual results to differ substantially from those estimated, such as the Company's ability to retain market share in an environment of increasing competition, the ability to improve its products and introduce new products on a timely basis, the ability to retain employees and customers and other business and competitive factors, as well as the effects on the Company's business of the Offer and the Merger.

     The Company does not as a matter of course make public any estimates as to future performance or earnings, and the preliminary estimates set forth above are included in this Offer to Purchase only because the information was made available to Symantec and Purchaser by the Company. The Company has informed Symantec that the preliminary estimates were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding estimates or forecasts. The Company has also informed Symantec that its internal financial estimates (upon which the preliminary estimates provided to Symantec were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decision-making purposes, are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. Projected information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company, Purchaser or Symantec or their respective financial advisors. Many of the assumptions upon which the estimates were based, none of which were approved by Symantec or Purchaser, are dependent upon economic forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective.

     The inclusion of the foregoing preliminary estimates should not be regarded as an indication that the Company, Purchaser, Symantec or any other person who received such information considers them accurate predictions of future events, and neither Purchaser nor Symantec has relied on these estimates or given them significant weight in assessing the value of the Shares or evaluating the business or prospects of the Company. None of Purchaser or Symantec or their financial advisors assumes any responsibility for the accuracy or validity of any of the preliminary estimates.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained (i) by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or (ii) at the Commission's worldwide web site at http://www.sec.gov.

     8. CERTAIN INFORMATION CONCERNING PURCHASER AND SYMANTEC.

     Purchaser. Purchaser is a direct wholly owned subsidiary of Symantec, a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 10201 Torre Avenue, Cupertino, California 95014-2132.

     Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available. Purchaser is not subject to the informational filing requirements of the Exchange Act. Purchaser does not file reports or other information with the Commission relating to its business, financial condition or other matters.

     Symantec. Symantec is a Delaware corporation, with its principal office at 10201 Torre Avenue, Cupertino, California 95014-2132. Symantec is a leading producer of utility software for business and personal computing. Symantec's business strategy is to satisfy customer needs by developing and marketing products across multiple operating platforms (currently those of Microsoft Corporation and Apple Computer, Inc.) that enable customers to increase productivity and help to assure the reliability, security and performance of computers.

     The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Symantec and certain other information are set forth in Schedule I hereto.

     Other Information. To the knowledge of Purchaser and Symantec, neither Purchaser nor Symantec, nor any of the persons listed in Schedule I to this Offer to Purchase, nor any associate or majority-owned subsidiary of Purchaser, Symantec or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and neither Purchaser nor Symantec, nor any of the persons or entities referred to above nor any director, executive officer or subsidiary of Purchaser nor Symantec has effected any transaction in the Shares during the past sixty days.

     Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, to the knowledge of Purchaser and Symantec, (i) neither Purchaser nor Symantec, nor any of their respective subsidiaries or any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies; and (ii) neither Purchaser nor Symantec, nor any of the persons listed on
Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Set forth below in Section 10 of this Offer to Purchase and elsewhere herein is a summary description of the mutual contacts, negotiations and transactions between any of Purchaser and Symantec, or any of their respective subsidiaries or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of material assets.

     9. SOURCE AND AMOUNT OF FUNDS. The amount payable by Purchaser to acquire all Shares outstanding as of October 15, 1998, and all Shares issuable upon exercise of all warrants for the purchase of the Company's Preferred Stock and conversion of all such stock to Company Common Stock, plus amounts payable with respect to Options, totals approximately $48 million. Purchaser will obtain all such funds from Symantec through a capital contribution or loan, which Symantec will provide from its working capital. Neither the Offer nor the Merger is contingent upon obtaining financing. At September 30, 1998, Symantec had cash and cash equivalents of $175.4 million and working capital (total current assets minus total current liabilities) of approximately $122.7 million.

     10.BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE TRANSACTION
        DOCUMENTS.

     Background of the Offer; Contacts with the Company.

     In August 1998, the Company's financial advisors contacted Symantec concerning the possible acquisition of the Company by Symantec, and representatives of Broadview and Symantec held several telephone calls and discussed possible transaction alternatives.

     On September 4, 1998, Enrique T. Salem, Chief Technical Officer of Symantec, met with representatives of Broadview to obtain additional information regarding the Company's products and technology and to discuss a possible strategic relationship between the two companies. At this meeting, Mr. Salem and representatives of Broadview proposed a meeting at the Company's offices on September 15, 1998.

     On September 11, 1998, the United States Northern District Court of California issued a temporary restraining order against Symantec prohibiting Symantec from selling or developing Norton Uninstall Deluxe, a software product designed to add and remove programs and files from a user's hard disk drive. In order to eliminate any uncertainty caused by the ongoing legal proceedings, Symantec removed the current version of Norton Uninstall Deluxe from Norton SystemWorks, and discontinued shipping Norton Uninstall Deluxe.

     On September 11, 1998, Mr. Salem contacted Suzanne Dickson, Vice President of Product Management of the Company, to discuss the possibility of the Company entering into a technology licensing agreement with Symantec with respect to the Company's CleanSweep uninstaller product, which has capabilities similar to those of Norton Uninstall Deluxe. On September 13, 1998, the Company replied that it was not interested in licensing its CleanSweep product and instead proposed a license of its RemoveIt uninstaller product, which also has some of the capabilities of the Norton Uninstall Deluxe product. On September 18, 1998, Symantec and the Company entered into a license agreement under which the Company licensed Symantec to distribute the Company's RemoveIt uninstaller.

     On September 15, 1998, Symantec and the Company entered into a confidentiality agreement under which Symantec agreed to maintain the confidentiality of certain material provided to it by the Company, and Mr. Salem, Dave Daetz, Senior Director of Corporate Business Development of Symantec and Stephen Cullen, Senior Director of Product Management for Norton Consumer Products of Symantec, met with representatives of the Company and their financial advisors at the offices of the Company for a presentation by the Company to the Symantec representatives of the Company's business plan and operations.

     On September 17, 1998, Mr. Daetz had a telephone conversation with Ms. Dickson and Rima Hochman of the Company to discuss financial and product information in order to evaluate the possibility of Symantec acquiring the Company.

     On September 18, 1998, Symantec's Board of Directors authorized Symantec's management to proceed with negotiations with the Company concerning a possible acquisition of the Company. On September 18, 1998, Gordon E. Eubanks, Jr., Chief Executive Officer of Symantec, contacted Fenwick & West LLP to serve as Symantec's legal counsel in a possible acquisition of the Company. Representatives of Fenwick & West LLP then contacted counsel for the Company to commence legal due diligence, which began on September 19, 1998, and continued over the next several weeks.

     On September 21, 1998, Cynthia Harrington, Senior Director of Finance of Symantec, and Troy Mitchell, Director of Accounting of Symantec, met with Frank
R. Greico, Chief Financial Officer of the Company, to further discuss financial information in order to evaluate the possibility of Symantec's acquisition of the Company.

     On September 23, 1998, Mr. Eubanks requested DLJ to provide advice in connection with a possible acquisition of the Company.

     During the week of September 21, 1998, several meetings of executives of Symantec and its advisors were held to further consider a variety of possible strategic transactions with the Company, including a possible asset acquisition of the Company or its CleanSweep product or a potential acquisition of the Company through a tender offer and merger. At the beginning of this week, representatives of Symantec suggested to representatives of the Company that Symantec would prefer that any transaction take the form of an acquisition of the Company's assets or the purchase of the CleanSweep product, but the parties could not reach agreement on the price or other terms of such a transaction.

     On September 23, 1998, representatives of DLJ indicated to representatives of Broadview that Symantec might be willing to proceed with a transaction structured as a cash tender offer and subsequent merger, with a grant by the Company of a license to the Company's CleanSweep product and related technology.

     During the week of September 28, 1998, numerous conversations were held among Symantec's senior management and legal and financial advisors and the Company's senior management and legal and financial advisors concerning the status of due diligence, negotiations and the structure of the proposed acquisition.

     On October 3, 1998, the Company and Symantec entered into a Non-Disclosure Agreement (the "Non-Disclosure Agreement") dated October 1, 1998, which included an agreement by the Company not to solicit competing acquisition proposals until October 13, 1998.

     During the week of October 5, 1998, representatives of Symantec and the Company, together with their respective legal and financial advisors, began negotiating the definitive agreements providing for the tender offer and the license.

     On October 6, 1998, Derek Witte, Vice President, General Counsel and Secretary of Symantec, and an attorney from Fenwick & West LLP, met at the principal office of the Company with Gadi Navon, the General Counsel of the Company, and a number of other senior executives of the Company, to further discuss the status of due diligence and the Company's products and operations.

     On October 12, 1998, Symantec's Board of Directors authorized Symantec's management to proceed with negotiations of an all cash tender offer for the Company's Common Stock and assumption of the Company's net indebtedness for a total purchase price of $65.0 million and to enter into a technology licensing agreement with respect to the Company's CleanSweep product.

     During the week of October 12, 1998, representatives of Symantec and the Company, together with their respective legal and financial advisors, further negotiated the definitive agreements providing for the tender offer and the license.

     On October 13, 1998, the Company and Symantec amended the Non-Disclosure Agreement to extend the period during which the Company agreed not to solicit competing acquisition proposals until October 16, 1998.

     On October 15, 1998, Symantec and the Company agreed on a price of $0.52 for the tender offer for the Shares and agreed on the terms of the definitive Merger Agreement and License Agreement, and the Board of Directors of the Company approved the terms of the proposed Offer and Merger. Thereafter, Symantec and the Company executed the Merger Agreement, the License Agreement and the Stockholder Agreements on such date. Later that day, Symantec and the Company issued a press release announcing the transaction.

     The Merger Agreement

     The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed by Purchaser and Symantec with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement. Capitalized terms not otherwise defined in the following description of the Merger Agreement have the respective meanings ascribed to them in the Merger Agreement.

     The Merger Agreement provides for the commencement of the Offer within five business days after the public announcement of the execution of the Merger Agreement. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 15 hereof. Purchaser and Symantec have agreed that no change in the Offer may be made which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in Section 15 hereof, changes the form of consideration payable in the Offer or amends any other material terms of the Offer in a manner materially adverse to the Company's stockholders.

     The Merger Agreement provides that, following consummation of the Offer and upon the terms and subject to the conditions in the Merger Agreement and in accordance with Delaware Law, at the Effective Time, Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation (the "Surviving Corporation") and will become a direct or indirect wholly owned subsidiary of Symantec. Upon consumma-tion of the Merger, each issued and outstanding Share (other than any Shares owned by the Company or by any subsidiary of the Company, or owned by Purchaser, Symantec or any other subsidiary of Symantec and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded appraisal for such Shares in accordance with Delaware Law) shall be automatically converted into, and exchanged for, the right to receive the Merger Consideration.

     Pursuant to the Merger Agreement, each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Corporation, which will thereby become a wholly owned subsidiary of Symantec.

     The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement further provides that the Certificate of Incorporation and by-laws of Purchaser as in effect at the Effective Time shall be the Certificate of Incorporation and by-laws of the Surviving Corporation.

     Pursuant to and subject to the conditions in the Merger Agreement, if stockholder approval is required by law, the Company will, at the request of Symantec, as soon as practicable following the consummation of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining stockholder approval of the Merger (the "Stockholders Meeting"). If Purchaser acquires a majority of the outstanding Shares pursuant to the Offer, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

     The Merger Agreement provides that, if stockholder approval is required by law, the Company will, at Symantec's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary proxy statement and related proxy materials (the "Proxy Statement") with the Commission under the Exchange Act, and will use all reasonable efforts to respond to any comments of the Commission or its staff and to cause the Proxy Statement to be mailed to stockholders of the Company as promptly as practicable after responding to all such comments to the satisfaction of the staff of the Commission. The Company has agreed, subject to certain fiduciary duties under applicable law as described below, to include in the Proxy Statement the recommendation of the Board of Directors that the stockholders of the Company approve and adopt the Merger. The Merger Agreement provides that, in the event that Purchaser or any other subsidiary of Symantec acquires at least 90% of the outstanding Shares, Symantec, Purchaser and the Company agree, at the request of Symantec, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after expiration of the Offer without a meeting of the Company's stockholders, in accordance with Delaware Law.

     Pursuant to the Merger Agreement, the Company has covenanted and agreed to carry on the businesses of the Company and its subsidiaries in the ordinary course of business consistent with past practices and to use all reasonable efforts to preserve intact their current business organizations, to keep available the services of their current officers and employees and to preserve relationships with distributors, licensors, contractors, customers, suppliers, lenders, employees and others having business dealings with any of them. The Merger Agreement provides that, except as expressly permitted by the other provisions of the Merger Agreement and the Ancillary Agreements, or as may be agreed to in writing by Symantec, neither the Company nor any subsidiary will do any of the following: (i) declare, set aside or pay any dividends on or make any other distributions in respect of any of its capital stock, other than by any wholly owned subsidiary of the Company to its parent or, in the case of less than wholly owned subsidiaries, as required by agreements existing on the date of the Merger Agreement, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Shares of its capital stock or purchase, redeem or otherwise acquire any shares of its capital stock or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its or of any subsidiary's capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock upon the exercise of Options and warrants outstanding on the date of the Merger Agreement and disclosed in the Company's disclosure schedule and the issuance of Company Common Stock upon conversion of the Convertible Notes or Company Preferred Stock); (iii) amend its Certificate of Incorporation, by-laws or other comparable charter or organizational documents; (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that individually or in the aggregate are material to the business of the Company and its subsidiaries taken as a whole; (v) sell, lease, license, mortgage or otherwise encumber or subject to any pledge, claim, lien, charge, title retention, mortgage, security interest or encumbrance or otherwise dispose of any of its properties or assets (including intellectual property) except for sales, leases or encumbrances of immaterial or obsolete properties or assets, and non-exclusive licenses of intellectual property rights, in each case in the ordinary course of business consistent with past practices; (vi) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to any of the Company's intellectual property rights or the Company's intellectual property, other than non-exclusive licenses in the ordinary course of business, or assign or grant any exclusive license to any of the Company's intellectual property rights; (vii) incur any indebtedness for borrowed money or draw down on any credit facility or arrangement or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or rights to acquire debt securities of the Company or any subsidiary of the Company, or guarantee any debt securities of any person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than borrowings of not more than $2.0 million in any calendar month, not to exceed $3.0 million in the aggregate outstanding at any time after the date of the Merger Agreement);(viii) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any subsidiary of the Company; (ix) make or agree to make any new capital expenditure(s) which individually is in excess of $100,000 or which in the aggregate are in excess of $200,000; (x) make any material tax election or settle or compromise any income or franchise tax liability; (xi) pay, discharge, settle or satisfy any claims (accrued, asserted or unasserted, contingent or otherwise) for an amount greater than $100,000; (xii) enter into, amend, modify or terminate any agreement, transaction, commitment or other right or obligation that, if in effect on the date of the Merger Agreement, would be a material agreement, or that requires or contemplates a current and/or future financial commitment, expense or obligation on the part of the Company or any of its subsidiaries in excess of $100,000, other than in the ordinary course of business consistent with past practices, or waive, release or assign any material rights or claims thereunder, other than discounting of accounts receivable to obtain prompt collection; (xiii) terminate or lay off any material numbers of employees, other than for cause consistent with past practice and Company policy; (xiv) other than as disclosed by the Company in its Disclosure Schedule (as defined in the Merger Agreement) delivered to Symantec, adopt or amend in any material respect any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries, wage rates or other compensation payable to its officers or employees other than in the ordinary course of business consistent with past practices, or commit or agree to do any of the foregoing, or otherwise alter or commit to any compensation, benefit or severance or change of control arrangement for or with any officer or employee of the Company; (xv) grant or provide any severance or termination pay to any officer or employee except payments that are in amounts consistent with the Company's policies and past practices, are made pursuant to written plans or agreements outstanding or policies existing on the date of the Merger Agreement; (xvi) voluntarily take actions to liquidate or dissolve the Company or to take advantage of bankruptcy or other creditor protection laws;
(xvii) take any action that would cause or constitute a breach of any representation or warranty made by the Company in the Merger Agreement or any Ancillary Agreement or (xviii) authorize any of, or commit or agree to take any of, the foregoing actions.

     Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Effective Time, the Company shall, and shall cause its subsidiaries to, afford Symantec and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours to all their respective properties, books, contracts, commitments, personnel and records and to furnish or make available promptly to Symantec a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, and all other information concerning its business, properties and personnel as Symantec may reasonably request.

     The Company has agreed that until the earlier of the Effective Time or termination of the Merger Agreement, the Company shall not, nor shall it permit any of its subsidiaries, nor shall it authorize or permit any of their respective officers, directors, employees, investment bankers, attorneys or other advisors or representatives, directly or indirectly, to (i) solicit, initiate or encourage the submission of any "takeover proposals" (as defined below), (ii) participate in any discussions or negotiations with, or furnish any information to any person or group (other than Symantec) in connection with any takeover proposal or (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. Under the Merger Agreement, a "takeover proposal" means any proposal for a merger or other business combination involving the Company or any of its subsidiaries, any proposal, offer or tender offer to acquire (including by license) in any manner, directly or indirectly, an equity interest in, not less than 35% of the outstanding voting securities of the Company or any of its subsidiaries, or any proposal to acquire assets representing not less than 25% of the annual revenues of the Company or any of its subsidiaries in the fiscal year ended September 30, 1998 or to obtain a license to the Company's ProComm or CleanSweep products or to any of the Company's intellectual property that is incorporated, embodied or used therein and that is material to such product, other than the transactions contemplated by the Merger Agreement or the Ancillary Agreements. The Company has also agreed that it, its subsidiaries, officers, directors, employees, investment bankers, attorneys and other agents and representatives will immediately cease any and all existing activities, discussions or negotiations with any parties conducted previously regarding a takeover proposal. Pursuant to the Merger Agreement, the Company will promptly advise Symantec orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to, or which could reasonably be expected to lead to, any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry, and the identity of the person making any such takeover proposal or inquiry. The Company has also agreed to keep Symantec informed of the status and material terms of any such request, takeover proposal or inquiry.

     Notwithstanding the foregoing, the Merger Agreement provides that, prior to the Effective Time the Company may, to the extent the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that the Board of Director's fiduciary duty under applicable law requires it to do so, participate in discussions or negotiations with, or furnish information to, any person, entity or group in response to an unsolicited bona fide takeover proposal which the Company's Board of Directors in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger and after reasonable inquiry by the Company that the party making such takeover proposal is financially capable of consummating such takeover proposal (a "Superior Proposal"). In the event the Company receives a Superior Proposal, nothing contained in the Merger Agreement (subject to the provisions set forth in this paragraph) will prevent the Company's Board of Directors from recommending such Superior Proposal to the Company's stockholders, subject to the payment of a break-up fee discussed below, if the Board determines, in good faith after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law, and, in connection therewith, withdraw, modify or refrain from making its recommendation of the Offer; provided, however, that the Company shall not recommend to the Company's stockholders a Superior Proposal for a period of not less than 48 hours after the Company's receipt of such Superior Proposal. The Company further agrees that it will not provide any non-public information to a third party unless such information is provided pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the mutual nondisclosure agreement between the Company and Symantec. The provisions described in this paragraph shall not prohibit the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a takeover proposal pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

     Pursuant to the Merger Agreement, the Company will give written notice to each holder of a Company Option stating that such Option will terminate at the Effective Time and that all outstanding Options, whether or not vested, will be exercisable during the thirty (30) day period preceding the Effective Date. All Options that are outstanding immediately prior to the Effective Time will be terminated and canceled at the Effective Time and the holders of cancelled Options having an exercise price that is less than the Offer Price, other than members of the Company's Board of Directors or the Company's Chief Executive Officer, will be entitled to receive an amount in cash equal to the product of the difference between the Offer Price and the exercise price of such Option, multiplied by the number of Shares issuable upon exercise of such Option immediately prior to the Effective Time.

     The Company has entered into an agreement with the holder of the Convertible Notes providing that, immediately after the Effective Time, the Surviving Corporation shall be entitled to repay all then-outstanding Convertible Notes in their original principal amount and accrued interest without premium or penalty and that the Merger Agreement would provide that Surviving Corporation will repay the Notes in full within five business days after consummation of the Merger.

     Symantec has agreed to fulfill and honor and cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to its Certificate of Incorporation, by-laws and any indemnification agreements between the Company and its directors and officers in their capacity as such existing prior to the date of the Merger Agreement. From and after the Effective Time, such obligations will be the joint and several obligations of Symantec and the Surviving Corporation, and Symantec has assumed such obligations. The Certificate of Incorporation and by-laws of the Surviving Corporation will contain provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Certificate of Incorporation and by-laws of the Company, which provisions will not be amended, repealed or otherwise modified from the Effective Time in any manner that would adversely affect the rights of the individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company or its subsidiaries, unless required by law.

     For at least three years from the Effective Time, Symantec shall maintain in effect the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time for those persons who are directors and officers as of the date of the Merger Agreement (and, to the extent covered by the existing policy, persons who were directors or officers prior to the date of the Merger Agreement) in their capacity as such, so long as the annual premium would not be in excess of 150% of the last annual premium paid prior to the date of the Merger Agreement (the "Maximum Premium") and, to the extent the annual premium would exceed the Maximum Premium, Symantec will cause to be maintained the maximum amount of insurance that can be procured for the Maximum Premium. If the existing insurance expires, is terminated or is canceled during such three year period, Symantec will use all reasonable efforts to cause to be obtained as much insurance as can be obtained for the remainder of the period for an annualized premium not in excess of the amount indicated above, on terms and conditions no less advantageous than the existing insurance. In lieu of maintaining the Company's current insurance, Symantec may elect to add the directors and officers of the Company on the date of the Merger Agreement to its own insurance policy, provided that such election does not diminish the rights provided to such persons under the Company's existing insurance.

     The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement and the Ancillary Agreements, each of the parties thereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to use all reasonable efforts to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in an expeditious manner, the Offer, the Merger and the transactions contemplated by the Merger Agreement and the Ancillary Agreements. Among other things, the Merger Agreement specifies the following actions: (i) obtaining all necessary actions and no actions, waivers, consents and approvals from any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), and making all necessary registrations and filings and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals and waivers from third parties,
(iii) defending any lawsuits or other legal proceedings challenging the Merger Agreement or any Ancillary Agreement or the consummation of any of the transactions contemplated thereby and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and fully to carry out the purposes of, the Merger Agreement and the Ancillary Agreements. In particular, the Company and the Board of Directors have agreed to take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, the Merger Agreement, the Ancillary Agreements or any other transaction contemplated thereby. Further, the Company has agreed that if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, the Merger Agreement or the Ancillary Agreements or any other transaction contemplated thereby, it will take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated thereby may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and the Ancillary Agreements and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated thereby.

     The Company and Symantec are obligated to give prompt notice to the other party of any material breach of any representation or warranty made by it in the Merger Agreement or any Ancillary Agreement. Further, such parties are obligated to give prompt notice of the failure to comply with or satisfy in any material respect any covenant, condition or agreement under the Merger Agreement or any Ancillary Agreement.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to its organization, standing and corporate power, the absence of certain changes or events concerning the Company's business, litigation, employee benefit plans, taxes, compliance with laws, environmental matters, intellectual property, and material contracts.

     Conditions to the Merger. Under the Merger Agreement, the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions: (i) if required by applicable law, the approval of the Company's stockholders shall have been obtained; (ii) Purchaser shall have purchased Shares pursuant to the Offer; and (iii) no statute, rule, regulation, executive order, decree, injunction, judgment or other order or ruling issued by any court or other Governmental Entity or other legal restraint or prohibition shall be in effect which would (a) make the acquisition or holding by Symantec or its affiliates of Shares or shares of Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger, (b) prohibit Symantec's or Purchaser's ownership or operation of, or compel Symantec or Purchaser to dispose of or hold separate, all or a material portion of the business or assets of Symantec or its subsidiaries taken as a whole, or the Company or its subsidiaries taken as a whole, (c) compel Symantec, Purchaser or the Company to dispose of or hold separate all or a material portion of the business or assets of Symantec or its subsidiaries taken as a whole or the Company or any of its subsidiaries taken as a whole, (d) impose material limitations on the ability of Symantec or Purchaser or their affiliates effectively to exercise full ownership and financial benefits of the Surviving Corporation, or (e) impose any material condition to the Merger Agreement, any Ancillary Agreements or the Merger which would be materially adverse to Symantec.

     Termination; Fees and Expenses. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company (provided, however, that if Shares are purchased pursuant to the Offer, Symantec may not terminate the Merger Agreement):

          (i) by mutual written consent of Symantec and the Company;

          (ii) by Symantec or the Company (a) if, as a result of the failure of any of the conditions to the Offer, the Purchaser fails to commence the Offer in the time required by the Merger Agreement, or as a result of the failure of any of the conditions to the Offer the Offer has terminated or expired in accordance with its terms (as extended, if applicable) without the Purchaser having accepted for payment any Shares pursuant to the Offer, or the Purchaser has not accepted for payment any Shares pursuant to the Offer by December 31, 1998 as a result of the failure of any of the conditions to the Offer, provided that the ability to terminate in the above circumstances is not available to a party whose failure to perform in any material respect any of its obligations under the Merger Agreement results in a failure of such condition or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty under the Merger Agreement by such party; or (b) if any Governmental Entity has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, the Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action has become final and nonappealable;

          (iii) by the Company, if prior to the purchase of any Shares by the Purchaser pursuant to the Offer the Company has received any Superior Proposal;

          (iv) by Symantec in the event that (a) the Company's Board of Directors or any committee thereof has failed to recommend the Offer, the Merger, or the Merger Agreement, or shall have so resolved; (b) the Company's Board of Directors or any committee thereof has withdrawn or modified in a manner adverse to Symantec or Purchaser its approval or recommendation of the Offer, the Merger, the Merger Agreement and the Ancillary Agreements, has approved or recommended any takeover proposal, has authorized the redemption or amendment of the Rights Agreement after the Company has received a takeover proposal (other than the amendment to the Rights Agreement required by the Merger Agreement) or shall have so resolved (provided that a statement that states that a takeover proposal is under consideration by the Company's Board of Directors or management and states that the Company will, at a future date, take a position with respect to such takeover proposal, without making any adverse statements with respect to the Offer, shall not be deemed to constitute such a withdrawal, modification, approval or recommendation); or (c) the Company has entered into any letter of intent, acquisition agreement or similar agreement with respect to any Superior Proposal or the Company's Board of Directors or any committee thereof shall have resolved to do so;

          (v) by Symantec in the event that (a) any person entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than Symantec or Purchaser acquires beneficial ownership of 35% or more of the outstanding Shares; or (b) the Board of Directors of the Company or any committee thereof upon a request to reaffirm the Company's approval of recommendation of the Offer, the Merger or the Merger Agreement and the Ancillary Agreements, shall have failed to do so within three business days after such request is made or shall have so resolved;

          (vi) by Symantec if any of the Company's representations and warranties set forth in the Merger Agreement are not true and correct in any manner that either represents or results from a Willful Breach (as defined below) or has or represents a Material Adverse Effect (as defined below) or the Company has committed a material breach of any of the Company's covenants under the Merger Agreement and such breach either represents or results from a Willful Breach or has a Material Adverse Effect, and the Company has not cured such material breach within thirty days after Symantec has given to the Company written notice of the material breach and its intention to terminate the Merger Agreement; or

          (vii) by the Company if the Purchaser has not accepted for payment any Shares pursuant to the Offer on or prior to December 31, 1998 and (a) any of Symantec's representations and warranties set forth in Section 4.2 of the Merger Agreement are not true and correct in any manner that has or represents a material adverse effect on Symantec or materially adversely affects the exercise by the Company of its rights under the Merger Agreement or the License Agreement, or (b) Symantec has committed a material breach of any of its covenants under the Merger Agreement, which breach has a Material Adverse Effect or materially adversely affects the Company's exercise of its rights under the Merger Agreement or the License Agreement and Symantec has not cured such material breach within thirty days after the Company has given Symantec written notice of the material breach and its intention to terminate the Merger Agreement.

     "Material Adverse Change" or "Material Adverse Effect" means any change or effect that (i) materially adversely affects, or is highly likely to materially adversely affect, the ability of the Company and its subsidiaries to market and license either its ProComm product or its CleanSweep product (or both), or to use any of the Company's intellectual property rights or its intellectual property that is incorporated, embodied or used therein and that is material to such product or the ownership by the Company and its subsidiaries of any such intellectual property right or intellectual property, (ii) materially adversely affects, or is highly likely to materially adversely affect, the exercise by Symantec of its material rights under the Merger Agreement or the License Agreement or (iii) represents or results in, or is highly likely to result in, a liability, cost or expense of more than $3.0 million, or the reduction of the fair value of any assets by more than $3.0 million (in each case after giving effect to the availability of payments under any insurance policy). For purposes of clause (iii), no change, event or effect that is demonstrated by the Company to result from any of the following shall be deemed by itself to constitute a Material Adverse Change or be taken into account in determining whether there has been or would be a Material Adverse Change: (a) conditions affecting the U.S. economy generally or the economy of any nation or region in which the Company or any of its subsidiaries conducts business that is material to the Company and its subsidiaries, taken as a whole; (b) conditions generally affecting the utility software industry or (c) the announcement or pendency of the Offer or the Merger or the execution of the Merger Agreement or the License Agreement. "Willful Breach" by the Company means (i) the failure of a representation or warranty of the Company in this Agreement to be true and correct in all material respects as a result of any fact or condition of which any of the Company's executive officers or directors had actual knowledge as of the date of the Merger Agreement or (ii) a material breach or failure to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant to be performed or complied with by it pursuant to the Merger Agreement, where performance of such obligation, or compliance with such agreement or covenant was not impossible and (a) in the case of a breach that can not readily be cured by the Company within thirty days after written notice of such breach, the action or inaction constituting such breach was taken by or at the request of or with the express permission of any of the Company's executive officers or directors and (b) in the case of a breach that can readily be cured by the Company within thirty days after written notice of such breach, such period shall expire without the cure of such breach.

     The Merger Agreement provides that the Company shall pay to Symantec the sum of $2.0 million (the "Break-up Fee"), if: (i) the Merger Agreement is terminated as set forth in subsection (ii)(a) in the first paragraph of this section as a result of the failure of the following conditions to the Offer: the Board of Directors of the Company or any committee thereof shall have failed to recommend the Offer, the Merger or the Merger Agreement, including any failure to include such recommendation in the Schedule 14D-9, or shall have so resolved, the Board of Directors of the Company or any committee thereof shall have withdrawn or modified (including without limitation by amendment of the Schedule 14D-9) in a manner adverse to Symantec or Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement and the Ancillary Agreements, shall have approved or recommended any takeover proposal, shall have authorized the redemption or amendment of the Rights Agreement after the Company has received any takeover proposal (except as described below under "Rights Agreement") or shall have resolved to do any of the foregoing; (ii) the Merger Agreement is terminated as set forth in subsections (iii) and (iv) in the first paragraph of this section or (iii) the Merger Agreement is terminated by Symantec as set forth in subsection (ii)(a) or (vi) as a result of a Willful Breach by the Company of its nonsolicitation covenants. The Break-Up Fee may be applied by the Company dollar for dollar to reduce any royalty obligations of Symantec to the Company pursuant to the License Agreement (and shall not be payable to the extent the Break-Up Fee exceeds the amount of such royalties required to be paid over the term of the License Agreement), except that if, pursuant to the terms of the License Agreement, Symantec would not be required at any time after the date of termination of the Merger Agreement to pay any royalties, the Break-Up Fee shall be payable in cash. In each case described in subsection (iii), payments of the foregoing amount, together with the exercise by Parent of its rights under the License Agreement, shall constitute the sole remedy for Symantec.

     Post Merger Employment Benefits. Employees of the Company who become employed by Symantec or any controlled subsidiary thereof after the Effective Time will either, at Symantec's election, to the extent permitted under the terms of the Company's employee benefit plans, continue to be eligible to participate in such plans, if and for so long as continued, or become eligible to participate in the same standard employee benefit plans as are generally available to similarly situated Symantec employees.

     Rights Agreement. The Company has entered into an amendment to the Rights Agreement to (i) exclude Symantec and the Purchaser and their respective Affiliates and Associates (as such terms are defined in the Rights Agreement) from the definition of "Acquiring Person" therein, with respect to the beneficial ownership of the Shares which Symantec, Purchaser and/or any of their respective Affiliates and Associates have obtained the right to acquire, or will acquire, as a result of the transactions contemplated by the Merger Agreement or any Ancillary Agreement, (ii) provide that no Distribution Date (as such term is defined in the Rights Agreement) shall result from the Offer and (iii) provide for the expiration of the Rights Agreement upon the Effective Date.

     The License Agreement

     The Company has granted to Symantec, pursuant to the License Agreement entered into concurrently with the Merger Agreement, a non-exclusive license (the "Distribution License") to use, copy, distribute, display and perform all of the Company's CleanSweep product and related technology (the "Licensed Product") and a non-exclusive license (the "Development License") under all of the Company's intellectual property rights to use, copy and create derivative works during the term of the License Agreement from the source code of the Licensed Product or materials and information provided by the Company relating thereto. In consideration of this grant, Symantec has agreed to pay the Company royalties equal to 8% of net revenue from the distribution or other revenue producing exploitation of the Licensed Product, provided that the royalty rate shall be 6% if the Company is obligated to pay a Break-up Fee as a result of a Willful Breach of the Company's covenant not to solicit or negotiate a takeover proposal. The parties have further agreed that, for copies of the Licensed Products, the royalty per seat shall not be less than $1.25 for stand-alone sales of the Licensed Product, $0.75 for bundles of the Licensed Product as part of Norton Systemworks and $0.20 for original equipment manufacturer transactions. The Development License commences on October 15, 1998 and the Distribution License commences upon the earlier of either (i) the consummation of the Offer or (ii) an event giving rise to the Company's obligation to pay the Break-up Fee under the Merger Agreement. If neither of these events occur, no right to distribute the CleanSweep product will arise. The Company has deposited in escrow the source code for its CleanSweep product and related technology to be released to Symantec upon commencement of the Distribution License. The License Agreement terminates immediately if, after consummation of the Offer, Symantec fails to close the Merger in accordance with the Merger Agreement or the Merger has not occurred by January 31, 1999 and the Company has not been obligated to pay the Break-up Fee. The License Agreement also terminates for a material breach of any term of the License Agreement unless such breach is cured within thirty days of notice of such breach.

  The Stockholder Agreements

     Concurrently with the execution of the Merger Agreement, Symantec entered into the Stockholder Agreements with each of the directors and executive officers of the Company, namely Suzanne Dickson, Frank Greico, Cheri Kaplan-Smith, Frank W.T. LaHaye, William H. Lane III, King R. Lee, Howard Morgan, Gadi Navon, John Strosahl and Joyce Wrenn. In the aggregate, these stockholders beneficially own 2,707,049 Shares, including 316,004 Shares issued and outstanding or 0.43% of the total Shares issued and outstanding, and 1,500,000 options to purchase Shares with an exercise price of less than $0.52 per share, which, when combined with those Shares beneficially owned that are issued and outstanding, comprise approximately 2.0% of the outstanding Shares on a fully diluted basis (i.e., treating all options having an exercise price of less than $0.52 per share as if exercised) as of October 15, 1998. The following is a summary of the Stockholder Agreements, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. Such summary is qualified in its entirety by reference to the full text of the Stockholder Agreements.

     Pursuant to the Stockholder Agreements, each of these stockholders agreed to validly tender (or cause the record owner of such Shares to validly tender) and not withdraw, pursuant to and in accordance with the terms of the Offer, as soon as practicable after commencement of the Offer, all Shares beneficially owned by such stockholder. Each of such stockholders also has agreed, at any meeting of the stockholders of the Company, however called, to vote in favor of the Merger, and against any proposal relating to a takeover proposal and against any action or agreement that would impede, frustrate, prevent or nullify the Stockholder Agreement or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Offer described in Section 15 of the Offer to Purchase or set forth in Article VII of the Merger Agreement not being fulfilled.

     In addition, each of such stockholders covenanted and agreed not to transfer or consent to any transfer of any or all of his Shares, enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of his Shares, grant any proxy, power-of-attorney or other authorization in or with respect to his Shares, deposit his Shares into a voting trust or enter into a voting agreement or arrangement with respect to his Shares or take any other action that would in any way restrict, limit or interfere with the performance of his obligations under the Stockholder Agreements or the Merger Agreement. Each of the stockholders also granted representatives of Symantec an irrevocable proxy to vote his Shares in favor of the various transactions contemplated by the Merger Agreement and against any takeover proposal. Each stockholder agreed, in the capacity as a stockholder of the Company, that neither the stockholder nor any affiliates, representatives or agents shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Symantec, the Purchaser or any of their respective affiliates or representatives) concerning any proposal relating to a takeover proposal and to immediately cease any existing activities, discussions or negotiations with any parties conducted since before the date of the Stockholder Agreements with respect to any proposal relating to a takeover proposal.

     The agreements and obligations contained in each Stockholder Agreement will terminate on the earlier of payment for the Shares pursuant to the Offer and the termination of the Merger Agreement in accordance with its terms.

     Conversion and/or Repurchase of Series C Convertible Preferred Stock.

     The Company has also entered into an agreement, dated October 9, 1998, with the holders of the Company's Series C Convertible Preferred Stock. Pursuant to the agreement, the holders of the Series C Convertible Preferred Stock agreed not to convert any such shares at a conversion price of less than $0.2650 for a period of six months after October 9, 1998, the date of the Agreement and that, during the first sixty calendar days following such date, upon conversion of any shares of the Series C Convertible Preferred Stock in accordance with their terms, the Company will issue shares of Common Stock at a conversion price of $0.2650 notwithstanding the actual conversion price then in effect. At a conversion price of $0.2650, each share of Series C Convertible Preferred Stock is convertible into 3,774 shares of Common Stock. The Company has agreed to issue additional shares of Common Stock (or, at the Company's election, cash) to each holder of the Series C Convertible Preferred Stock, up to an amount equal to five percent of the original purchase price of such shares of Series C Convertible Preferred Stock, but only to the extent that such holder does not realize at least a 50% gross aggregate return upon resale of the shares of Common Stock received upon conversion of such shares of Series C Convertible Preferred Stock. During the six months following October 9, 1998, the Company has the right to repurchase all of the shares of Series C Convertible Preferred Stock owned by the holders thereof at a price equal to 110% of the original purchase price. The Company may exercise this repurchase right upon ten (10) days notice (which may be by press release), during which time period the holders of the Series C Convertible Preferred Stock will remain entitled to convert such shares into shares of Common Stock. The holders of the Series C Convertible Preferred Stock also agreed that upon a "sales event" (as defined below), the Company may, at its option, repurchase the shares of Series C Convertible Preferred Stock at a price equal to 110% of the original price or require such holders to convert their shares of Series C Convertible Preferred Stock into shares of Common Stock, or to effect a combination of the foregoing. A "sales event" means the sale of all or substantially all of the assets of the Company, a consolidation or merger of the Company in which the stockholders of the Company immediately prior to such event do not retain a majority of the voting power of the surviving corporation or the sale of more than 50% of the stock of the Company.

     11.PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE
        MERGER; STOCKHOLDER APPROVAL AND APPRAISAL.

     Purpose of the Offer. The purpose of the Offer and the Merger is for Symantec to acquire control of, and a majority of the entire equity interest in, the Company. The purpose of the Merger is for Symantec to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Symantec. The Offer is being made pursuant to the Merger Agreement.

     Plans for the Company. As discussed above in Section 10, and subject to more detailed discussion therein, the Merger Agreement and related agreements contemplate each of the following: (i) a non-exclusive license pursuant to the License Agreement related to the Company's CleanSweep product and related technology in exchange for the payment of certain royalties; and (ii) restructuring of the Company's Board of Directors following consummation of the Offer by increasing the size of the board or resignation of incumbent directors to cause Symantec nominees to hold a number of seats equal to the product of (a) the total number of members of the Company's Board of Directors and (b) the percentage that the number of shares of the Company's Common Stock accepted for payment by Purchaser bears to the total number of shares of Company Common Stock outstanding, subject to retention of all members of the Company's Board of Directors who are not employees of the Company until such time as Symantec acquires a majority of such outstanding shares of the Company's Common Stock on a fully diluted basis; and (iii) the consummation of the Merger following satisfaction or waiver of the conditions precedent thereto specified in the Merger Agreement (including obtaining any necessary shareholder approvals). See "Section 10. Background of the Offer; Contacts with the Company; the Transaction Documents." In addition to the foregoing, Symantec intends as soon as practicable to commence integrating certain manufacturing, marketing, sales and purchasing functions of Symantec and the Company in order to reduce expenses and achieve other financial and operational synergies. The Company Common Stock ceased to be traded on the Nasdaq National Market on October 15, 1998 by reason of the Company's failure to meet certain quantitative listing criteria therefor. The Shares currently trade in the OTC Bulletin Board.

     Except as indicated in this Offer to Purchase, Symantec does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or its subsidiaries, a sale or transfer of a material amount of assets of the Company or its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or (except as indicated above in this "Plans for the Company" section) business, or the composition of the Board of Directors or the Company's management.

     Stockholder Approval and Appraisal. Under Delaware Law, the approval of the Company Board and, except as described below, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company Board has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

     In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the expiration of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required. Symantec and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby at any such meeting.

     If Purchaser purchases Shares sufficient to satisfy the Minimum Condition to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See "Section 10. Background of the Offer; Contacts with the Company; the Transaction Documents." Purchaser expects that such representation would permit Purchaser to exercise control over the Company's conduct of its business and operations.

     Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, such number of Shares which, when added to the Shares owned of record by Purchaser on such date, if any, constitutes at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, and effect the Merger pursuant to the short-form merger provisions of Delaware Law, without a vote of the Company's stockholders. Symantec, Purchaser and the Company have agreed to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective in the most expeditious manner possible the Merger and the transactions contemplated by the Merger Agreement. If Purchaser does not acquire such number of Shares which, when added to the Shares owned of record by Purchaser on such date, constitutes at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger.

     No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under Delaware Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors.

     12. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that the Company will not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Symantec, declare or pay any dividends on or make any other distributions in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock.

     13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, QUOTATION AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     On October 15, 1998, representatives of the Company informed Symantec that after the close of trading and after the announcement by the Company and Symantec of the Offer and the execution of the Merger Agreement, Nasdaq notified the Company that its Shares were delisted from trading on the Nasdaq National Market by reason of the Company's failure to meet certain quantitative criteria therefor. The Shares currently trade on the OTC Bulletin Board. As a result of this delisting, the Shares are no longer "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, and, accordingly, can no longer be used as collateral for loans made by brokers. In addition, as a result of this delisting, information as to the price and volume of transactions in the Shares may become more difficult to obtain.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange or Nasdaq and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions no longer applicable to the Company. Furthermore, if the Purchaser acquires a substantial number of Shares or the registration of the Shares under the Exchange Act were to be terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated prior to the consummation of the Merger, the Shares also would no longer be "margin securities" or be eligible for reporting on Nasdaq National Market or the Nasdaq SmallCap Market.

     14. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. Purchaser reserves the right, at any time or from time to time, in its sole discretion and regardless of whether or not any of the conditions specified in Section 15 shall have been satisfied, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension or to amend the Offer in any respect by making a public announcement of such amendment. There can be no assurance that Purchaser will exercise its right to extend or amend the Offer.

     If Purchaser decreases the percentage of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of such period of ten business days. If Purchaser makes a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, Purchaser will extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms thereof or the information concerning such tender offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relatively materiality of the terms or information changes. In a published release, the Commission has stated that in its view an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow adequate dissemination and investor response. The term "business day" shall mean any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     Purchaser also reserves the right, in its sole discretion, in the event any of the conditions specified in Section 15 shall not have been satisfied and so long as Shares have not previously been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

     If Purchaser extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, on behalf of Purchaser, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in Section 4. The reservation by Purchaser of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

     Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     15. CERTAIN CONDITIONS OF THE OFFER. The Merger Agreement provides that, notwithstanding any other provision of the Offer or the Merger Agreement, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer (subject to certain limitations), Purchaser shall not be required to accept for payment, purchase or pay for, subject to Rule 14e-1(c) under the Exchange Act, any Shares tendered pursuant to the Offer and may terminate the Offer as to any Shares not then paid for unless (i) the Minimum Condition is satisfied and (ii) any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, the Merger Agreement provides that Purchaser shall not be required to commence the Offer or accept for payment, purchase or pay for any Shares not previously accepted for payment or paid for and may terminate or amend the Offer, if at any time before acceptance of the Shares any of the following events shall occur or shall be determined by Symantec in good faith to have occurred which, in the reasonable good faith judgment of Symantec or Purchaser, and regardless of the circumstances giving rise to any such condition (other than action or inaction by Symantec or any of its subsidiaries which constitutes a breach of the Merger Agreement), makes it inadvisable to proceed with such acceptance for payment or payment:

          (a) there shall be pending any suit, action or proceeding brought by or on behalf of any Governmental Entity (or the staff of the Federal Trade Commission or the staff of the Antitrust Division of the Department of Justice shall have recommended the commencement of such), any shareholder of the Company or any other person or party, directly or indirectly,

             (1) challenging the acquisition by Symantec or Purchaser of any of the Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or alleging (on grounds that Purchaser reasonably and in good faith determines are reasonably likely to result in financial exposure to the Company in excess of $3 million taking into account available insurance coverage and/or proceeds) that any such acquisition or other transaction relates to, involves or constitutes a violation by the Company or its directors of federal securities law or applicable corporate statutes or principles,

             (2) seeking to prohibit or limit the ownership or operation by the Company, Symantec or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Symantec and its subsidiaries, taken as a whole, or to compel the Company or Symantec to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Symantec and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement,

             (3) seeking to impose material limitations on the ability of Symantec or Purchaser to acquire or hold, or exercise full rights of ownership of, any of the Shares accepted for payment pursuant to the Offer, including the right to vote any such Shares accepted for payment by it on all matters properly presented to the stockholders of the Company,

             (4) seeking to prohibit Symantec or any of its subsidiaries from effectively managing or controlling in any material respect the business or operations of the Company and its subsidiaries taken as a whole,

             (5) which is likely to result in a Material Adverse Effect or

             (6) seeking to impose a material condition to the Offer, the Merger or the Merger Agreement which would be materially adverse to Symantec; provided that in case of any such suit, action or proceeding by any person other than a Governmental Entity, such suit, action or proceeding could reasonably be expected to result in a Material Adverse Effect; or

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, in any of the consequences referred to in clauses (a)(1) through (a)(6) above;

          (c) there shall have occurred since June 30, 1998, any Material Adverse Change;

          (d) either (1) the Board of Directors of the Company or any committee thereof shall have failed to recommend the Offer, the Merger or the Merger Agreement, including any failure to include such recommendation in the
     Schedule 14D-9, or shall have so resolved, or (2) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified (including without limitation by amendment of the Schedule 14D-9) in a manner adverse to Symantec or Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement and Ancillary Agreements, shall have approved or recommended any takeover proposal (provided that a statement that states that a takeover proposal is under consideration by the Company's Board of Directors or management and states that the Company will, at a future date, take a position with respect to such takeover proposal, without making any adverse statements with respect to the Offer, shall not be deemed to constitute such a withdrawal, modification, approval or recommendation), or shall have authorized the redemption or amendment of the Rights Agreement after the Company has received any takeover proposal (other than the Rights Amendment in accordance with the Merger Agreement) or shall have resolved to do any of the foregoing;

          (e) either (1) any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than Symantec and Purchaser acquired beneficial ownership of 35% or more of the outstanding Shares or (2) the Board of Directors of the Company or any committee thereof upon request to reaffirm the Company's approval or recommendation of the Offer, the Merger or the Merger Agreement, shall have failed to do so within three business days after such request is made or shall have so resolved;

          (f) the representations and warranties of the Company in the Merger Agreement shall not be true and correct in all material respects (without regard to any qualification therein as to the Company's knowledge) as a result of any facts or circumstances that have a Material Adverse Effect;

          (g) the Company shall have breached or failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it pursuant to the Merger Agreement and the same shall have a Material Adverse Effect;

          (h) the Merger Agreement shall have been terminated in accordance with its terms; or

          (i) any voluntary, involuntary or ancillary petition in bankruptcy shall have been instituted under Title 11 to the United States Code with respect to the Company as a debtor or alleged debtor and not dismissed. The Merger Agreement provides that the foregoing conditions are for the sole benefit of Symantec and Purchaser and their respective affiliates and may be asserted by Symantec or Purchaser regardless of the circumstances giving rise to such condition (other than any action or inaction by Symantec or any of its subsidiaries which constitutes a breach of the Merger Agreement) or may be waived (except for the Minimum Condition, which can only be waived with the consent of the Company) by Symantec and the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Symantec, Purchaser or any other affiliate of Symantec at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver of any such rights with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may asserted at any time and from time to time prior to expiration of the Offer.

     16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Symantec and discussions of representatives of Symantec with representatives of the Company during Symantec's investigation of the Company, neither Purchaser nor Symantec is aware of any governmental permit that appears to be material to the business of the Company and the subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, other than pursuant to the HSR Act. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 15 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Symantec or that certain parts of the businesses of the Company, Purchaser or Symantec might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 16. See "Section 15. Certain Conditions of the Offer."

     State Takeover Laws. The Company is incorporated under the law of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On October 15, 1998, prior to the execution of the Merger Agreement, the Board of Directors of the Company, by unanimous vote of all directors present at a meeting held on such date, (i) approved and adopted the Merger Agreement and the transactions contemplated thereby, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, is fair to and in the best interests of, the Stockholders and (iii) recommended that the Stockholders accept the Offer and tender their Shares and approve and adopt the Merger Agreement and the transactions contemplated thereby. Accordingly, Section 203 is inapplicable to the Offer or the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "Section 15. Certain Conditions of the Offer."

     Except as described herein, Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for any Shares tendered. See "Section 15. Certain Conditions of the Offer."

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated until certain information has been furnished to the

"Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements. See "Section 2. Acceptance for Payment and Payment for Shares."

     Pursuant to the HSR Act, on October 19, 1998, Symantec filed a Pre-merger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the "Antitrust Division and the FTC. Under the provision of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Symantec. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on November 3, 1998, unless such waiting period is terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. If either the FTC or the Antitrust Division were to request additional information or documentary material from Symantec and/or the Company with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Symantec and the Company with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "Section 4. Withdrawal Rights." It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See "Section 2. Acceptance for Payment and Payment for Shares" and "Section 15. Certain Conditions of the Offer."

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Symantec, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Symantec relating to the businesses in which Symantec, the Company and their respective subsidiaries are engaged, Symantec and Purchaser believe that the Offer and the Merger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See "Section 15. Certain Conditions of the Offer."

     17. FEES AND EXPENSES. Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     DLJ has been retained on an exclusive basis to render financial advisory services in connection with the Offer and the Merger. In addition, DLJ has been engaged to act as Dealer Manager in connection with the Offer. DLJ will be paid $850,000 in connection with such engagements upon successful completion of the Offer. DLJ will also be reimbursed for its reasonable fees and expenses and has been granted customary indemnity for certain liabilities and expenses.

     D.F. King & Co., Inc. has been retained to serve as the Information Agent in connection with the Offer. The Information Agent will be paid a fee of $10,000 plus certain additional fees for its services, will be reimbursed for reasonable out-of-pocket expenses and has been provided with customary indemnity for certain liabilities and expenses. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph or personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

     State Street Bank and Trust Company has been retained as the Depositary in connection with the Offer. The Depositary will be paid reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses in connection therewith and has been provided with customary indemnity for certain liabilities and expenses. In addition, brokers, dealers, commercial banks and trust companies will be reimbursed for customary handling and mailing expenses incurred by them in forwarding material to their customers.

     18. MISCELLANEOUS. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF SYMANTEC, PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Symantec and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including Exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 with respect to the Company (except that they will not be available at the regional offices of the Commission).

                                          OAK ACQUISITION CORPORATION
October 19, 1998

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                             PURCHASER AND SYMANTEC

     The following tables set forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Purchaser and Symantec. The business address of each such person is 10201 Torre Avenue, Cupertino, California 95014-2132.

     Unless otherwise indicated, each person listed below (i) has held his principal occupation for the past five years, (ii) has not been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction where, as a result of such proceeding, such person was, or is, subject to a judgment, decree or final order enjoining future violations of or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws or is involved in any other legal proceeding which is required to be disclosed under Item 401(f) of Regulation S-K promulgated by the SEC, and (iii) is a citizen of the United States, except Dieter Giesbrecht, who is a citizen of Germany, Enrique Salem, who is a citizen of Colombia, and Robert Dykes, who is a citizen of New Zealand.

     1. Director and Executive Officer of Purchaser:

         NAME              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
         ----              ---------------------------------------------------------------------------
Derek Witte                Vice President, General Counsel and Secretary. Mr. Witte joined Symantec in
                           October 1990.

     2. Directors and Executive Officers of Symantec:

         NAME              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
         ----              ---------------------------------------------------------------------------
Gordon E. Eubanks, Jr.     President and Chief Executive Officer since October 1986 and a member of the Board of Directors since November 1983.
Howard A. Bain III         Vice President, Worldwide Operations and Chief Financial Officer. Mr. Bain
                           jointed Symantec in October 1991 as its Vice President, Finance.
Christopher Calisi         Vice President, Remote Productivity Solutions Business Unit. From 1992 to
                           1996, Mr. Calisi held several positions within Symantec's Remote Access
                           Business Unit, including Development Manager, Director of Development,
                           General Manager and most recently, Vice President, Communication Products.
Dieter Giesbrecht          Vice President, Europe, Middle East and Africa ("EMEA") since September
                           1996. From 1995 until joining Symantec, he was Vice President of Attachmate
                           Europe based in Paris, France and was responsible for the EMEA region. From
                           1991 to 1995, he held several executive functions within Lotus Development
                           Europe including Managing Director UK and Managing Director Central Europe
Enrique T. Salem           Vice President, Security and Assistance Business Unit and Chief Technical
                           Officer. Mr. Salem joined Symantec in April 1990 and has held numerous positions including Director of Development and General Manager of Advanced
                           Utilities Group.
Dana E. Siebert            Executive Vice President, Worldwide Sales. Previously, Mr. Siebert served as Vice President, Americas and prior to that, Vice President, Worldwide
                           Services of Symantec. Mr. Siebert joined Symantec in September 1987.
Derek Witte                Vice President, General Counsel and Secretary. Mr. Witte joined Symantec in
                           October 1990.

         NAME              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
         ----              ---------------------------------------------------------------------------
Carl D. Carman             Director since May 1984, and Chairman of the Board since January 1993. Mr.
                           Carman has been a partner in Hill, Carman Ventures, a venture capital firm, since April 1989.
Walter W. Bregman          Director since October 1988. Mr. Bregman has been Chairman and co-CEO of
                           S&B Enterprises, a consulting firm, since March 1988, and since December
                           1992 has been President and CEO of Golf Scientific, Inc., a company which produces and sells golf instructional equipment.
Robert S. Miller           Director since September 1994. Mr. Miller has been Chairman and CEO of
                           Waste Management, Inc. since October 1997. He was Chairman of the Board of
                           Morrison-Knudsen Corporation from April 1995 until September 1996, and is now Vice Chairman of the Board. From April 1992 until February 1993, he was a senior partner at James D. Wolfensohn, Inc., a New York investment banking firm.
Charles M. Boesenberg      Director since June 1994, and provided certain consulting services to
                           Symantec from January 1995 through December 1995. Mr. Boesenberg is currently the President and Chief Executive Officer of Magellan
                           Corporation, which was the surviving corporation of a merger with Ashtech,
                           Inc., a position that he assumed in January 1995 with Ashtech. Mr.
                           Boesenberg was an Executive Vice President of Symantec from June 1, 1994, when Symantec acquired Central Point Software, Inc. and continued in that capacity until December 1994. In February 1992, Mr. Boesenberg joined
                           Central Point as its President and Chief Operating Officer, and was elected as its Chief Executive Officer and Chairman in March 1992, and continued in those positions until the acquisition of Central Point by Symantec.
Robert R.B. Dykes          Director since March 1997. Robert R.B. Dykes is the Senior Vice President
                           of Finance and Administration of Flextronics International Ltd. since
                           February 1997. Mr. Dykes was Symantec's Executive Vice President of
                           Worldwide Operations and Chief Financial Officer from October 1988 until
                           February 1997.
Tania Amochaev             Director since October 1997. Ms. Amochaev was Chief Executive Officer of
                           QRS Corporation, a provider of electronic commerce solutions to the retail industry, from May 1993 until February 1997. She was President of QRS prior to her promotion as that company's Chief Executive Officer and has also been Chairman of the Executive Committee of the QRS Board of Directors
                           since February 1997.

                                        2